Purchase and Sale Agreement
(SWO & ISM, LLC)

THIS AGREEMENT made as of August 27, 2014, between

SWO & ISM, LLC, a Limited Liability Company organized and existing under the laws of the state of Nevada, with its' mailing address and chief executive office located at 1333 Burkesville Road, Albany, Kentucky 42602, by and through its authorized members, STEVE WALLACE, and MONICA TICER, hereinafter referred to as ("SELLER") and

FIRST COLUMBIA GOLD CORP, a Nevada Corporation with its principal place of business being 6000 Poplar Ave. Ste 250, Memphis, TN 38119, hereinafter referred to as ("BUYER");

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Business and Assets. The Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer all of the business known as SWO & ISM, LLC ; all of its assets, interests, and undertaking, real property, all personal property of Seller, office furnishings, accounts receivable, oil and gas equipment and supplies, various other equipment, machinery, motor vehicles, and all other assets used in the Seller's business, SWO & ISM, LLC, located at 1333 Burkesville Rd., Albany, Kentucky 42602 (the "Business") as a going concern, of every kind and description and which are situated at said business location. Additionally Buyer will receive a 19.5% share of Seller's entire interest in any oil and gas leaseholds or oil and gas wells of the Seller

2. Assets. The assets include all real estate owned by Seller of which will be set forth in a Deed of Conveyance of same to Buyer (being 2 tracts of real estate located at 1331 Burkesville Road, Albany, Kentucky, business items located at the said business location at 1333 Burkesville Road, Albany, Kentucky including but not limited to business equipment including oil and gas pumps; tanks, and all other related equipment located at said location and on any leaseholds of which Seller has an interest, office contents and furnishings, all signs; all motor vehicles of which Seller has an interest; all machinery and equipment owned by Seller. Additionally, Buyer will receive a 19.5 % interest in all of Seller's interest in any oil and gas leaseholds and or oil and or gas wells in which Seller owns an interest. All assets conveyed subject to this Agreement will be set forth in the attached Exhibits 1,2, 3,4 and 5.

3. Seller makes no warranties or representations as to the condition of the assets herein transferred but Buyer shall take same in an "as is" condition.

4. Purchase Price. The purchase price (the "Purchase Price") payable by the Buyer to the Seller for the Assets shall be TWO MILLION (2,000,000) shares of stock in FCGD as total consideration for the assets of Buyer to be delivered at the time of execution of this agreement. (1,000,000 shares of said stock is the consideration paid for the business assets on the attached exhibits 1,2,4 and 1,000,000 shares of said stock is consideration paid for the 19.5% of Seller's entire interest in any oil and gas leases or any oil and gas well interests owned by Seller)

5. Taxes. Any sales tax, use tax, excise tax, transfer tax, recordation tax, or other tax imposed upon the transfer of the Assets from the Seller to the Buyer shall be paid by Buyer.

6. Investigation. Upon execution of this Agreement, the Buyer and its advisers shall have reasonable access to the Premises, books, leases, records, motor vehicles, equipment all all items of property owned by Seller.

7. Insurance. The Buyer acknowledges that it will be responsible for placing its own insurance in respect to the Assets and Business thereon at the time of closing if the Seller's insurance is not transferred to the Buyer on Closing.

8. Normal Course of Business. After the date of this Agreement, the Seller shall cause the Business to be carried on in the normal course of business.

9. Lease of Business Premises. Seller hereby waives, assigns and voluntarily relinquishes to Buyer all of its interest in and to any oil and gas leases and wells and all financial and property assets as stated herein.

10. Third Party Consents. The Seller shall use its best efforts to obtain consents of all requisite parties to the assignment of contracts, documents of title, or secured interests forming part of the Assets; and the Seller shall pay the cost of soliciting such consents. The Buyer will cooperate in obtaining such consents and execution thereof.

11. Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

(a) All financial statements provided to the Buyer have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of the Business as at the date thereof and include and disclose the material liabilities (either actual, accrued or contingent and whether direct or indirect) of the Business as of such date.

(b) The Business is not now, nor at Closing will be bound by any agreement whether written or oral with any employee providing for a specified period of notice of termination nor providing for any fixed term of employment; and has now and at Closing will have no employees who cannot be dismissed upon such notice as is required by statutory or common law;

(c) The Business will not be bound by any outstanding contract or commitment which requires prior approval of the assignment thereof by the Seller to the Buyer resulting from the consummation of the transactions provided for herein, unless such consent is obtained and provided to the Buyer at the time of execution hereof.

(d) The Seller now has good and marketable title to the Assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever with the exception of those items in the attached Exhibits 2 which denote that a lien exists and by whom held and the balance owed upon said lien.

(e) The Business is not now in arrears or in default in respect of the filing of any required state, local or foreign or other return, and at each of such times (i) all taxes, filing fees and other assessments due and payable or collectable from the Business shall have been paid or collected, (ii) no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid, and (iii) to the best of the Seller's knowledge, no such return shall have contained any misstatement or concealed any statement that should have been included therein. The Business has withheld and will withhold up to Closing from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and have paid or will pay such amounts to the proper tax or other receiving authority.

12. Closing Deliveries. Upon the execution of this Agreement, the parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

Seller shall deliver to the Buyer:

(i) possession of the Assets;

(ii) a bill of sale conveying the Assets to the Buyer;
(iii) properly executed documents of transfer of title to any real estate, motor vehicles or items of property which require execution of transfer documents by Seller.

(iv) all other instruments, assurances, transfers, assignments, consents, and other documents as the Buyer considers reasonably necessary or desirable to validly and effectively complete the transfer of the Assets to the Buyer; and

Buyer shall deliver to the Seller:

(I) the Purchase Price as set out herein; and
(ii) all other instruments, assurances and documents as the Seller considers reasonably necessary or desirable to validly and effectively complete this transaction.

13. Bulk Sales Compliance. The Seller shall comply with applicable bulk sales legislation. This Agreement is subject to the following Exhibits attached hereto and incorporated herein:

a. Exhibit 1: assets with no liens or encumbrances

b. Exhibit 2: assets that are encumbered

Exhibit 2 A: Assets involved in lawsuit with William Peterson/Sierra Enterprises is excluded from this agreement.

c. Exhibit 3: List of Oil and Gas Leases and Oil and Gas Wells of which Seller holds an interest.

d.Exhibit 4: Real Estate owned by Seller on Burkesville Road, Albany, Kentucky

e. Exhibit 5: List of Debts of Seller of which Buyer assumes liability.

14. Assumption of Debt: Buyer shall be solely liable and assume full responsibility for all debts of Seller as listed on the attached Exhibit 5 hereto. Buyer shall hold Seller harmless from liability on all the debts listed in Exhibit 5.

15. General.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

This Agreement constitutes the entire agreement unless the parties enter into any modifications or other agreements subsequent to the execution of this instrument (with the exception of assignment documents transferring title to any real estate; motor vehicles; equipment; bill of sale documentation; documents of assignment of any oil and gas leases and well interests) among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by facsimile, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed to the recipient at the address of the recipient noted above. Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

FIRST COLUMBIA GOLD CORP, Buyer
By Clarence Parks, President of First Columbia Gold Corp

SWO & ISM, LLC, Seller
By Steve Wallace, Member

SWO & ISM, LLC, Seller
By Monica Ticer, Member

STATE OF Kentucky
COUNTY OF Clinton

The foregoing instrument was acknowledged before me on this 12 day of September, 2014 by CLARENCE PARKS, in his capacity as President and Agent, of FIRST COLUMBIA GOLD CORP.

-454695
Notary Public, State at Large

My Commission Expires: November 8, 2015

STATE OF KENTUCKY
COUNTY OF CLINTON

The foregoing instrument was acknowledged before me on this 11 day of September, 2014 by STEVE WALLACE, in his/her capacity as Members, SWO & ISM, LLC.

-454695
Notary Public, State at Large

My Commission Expires: November 8, 2015

STATE OF KENTUCKY
COUNTY OF CLINTON

The foregoing instrument was acknowledged before me on this 11 day of September, 2014 by MONICA TICER, in his/her capacity as Members, SWO & ISM, LLC.

-454695
Notary Public, State at Large

My Commission Expires: November 8 2015

This Instrument Prepared By:

WANDA A. WHITE
Attorney At Law
110 N. Washington St.
Albany, KY 42602
(606)387-4767